FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS FOURTH QUARTER AND ANNUAL RESULTS

NAPLES, FL. March 8, 2010 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs, Fort Myers and Cape Coral areas, South Miami-Dade County, the Florida Keys and Sarasota County, today reported its financial results for the fourth quarter and full year 2009.  As presented in the executive summary below, the net loss for the quarter, excluding investment securities gains and losses, goodwill impairment charge and deferred tax asset valuation allowance was $10.9 million compared to $10.6 million on a comparable basis for the fourth quarter of 2008.

During the fourth quarter, we recorded a valuation allowance of $31.6 million against our deferred tax assets due primarily to the significant cumulative losses we have incurred over the last three years coupled with the expectation that our future realization of deferred taxes will be limited as a result of our planned capital offering. The goodwill impairment charge was due to the decrease in the implied value of the goodwill of TIB Bank and reflected the recent further decline in the market value of the Company’s common stock as of December 31, 2009. As a result, all of the goodwill associated with the acquisitions of The Bank of Venice and the operations of the former Riverside Bank of the Gulf Coast was written off.

(Dollars in thousands)	For the quarter ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Net interest income	$11,177	$10,719	$45,391	$44,660
Provision for loan losses	(16,428)	(15,101)	(42,256)	(28,239)
Core non-interest income (1)	2,323	1,466	8,629	6,133
Life insurance gain	-	-	1,186	-
Investment securities gains (losses)	2,477	(4,221)	4,295	(5,349)
Core non-interest expense (2)	(14,736)	(14,112)	(59,455)	(50,988)
Goodwill impairment charge	(5,887)	-	(5,887)	-
Loss before income taxes	(21,074)	(21,249)	(48,097)	(33,783)
Income tax benefit before valuation allowance	6,360	7,994	16,941	12,853
Valuation allowance against deferred income tax assets	(30,392)	-	(30,392)	-
Net loss	$(45,106)	$(13,255)	$(61,548)	$(20,930)

Net loss excluding life insurance conversion gain, investment securities gains (losses), goodwill impairment charge and deferred tax asset valuation allowance (3)	$(10,863)	$(10,622)	$(29,625)	$(17,594)

(1)	Core non-interest income excludes a gain on the conversion of a life insurance policy covering a former employee and investment securities gains and losses.
(2)           Core non-interest expense excludes goodwill impairment charges
(3)	In addition to the amounts indicated in the caption above, we made appropriate adjustments for the income tax effects of the excluded amounts in this analysis.

As of December 31, 2009, our subsidiary bank, TIB Bank, remained adequately capitalized for regulatory purposes with shareholders equity of approximately $87 million. Both the goodwill impairment charge and the valuation allowance for deferred income tax assets are non-cash accounting charges and had no impact on our operations, liquidity or regulatory capital position. As we discussed in our letter to shareholders on December 23, 2009, having reported our year end results, we are now proceeding with our plans to raise additional capital during March and into the second quarter.

“While we are disappointed with the overall results of the fourth quarter and year and we believe the underlying operating performance for the fourth quarter is obscured by the nature and complexity of significant accounting adjustments, we believe we are seeing encouraging signs of improvement in our local real estate markets. We are beginning to observe the return of sophisticated, fundamentals-driven investors who see the long term value of southern Florida real estate and enterprises. On a monthly basis in 2009 compared to 2008, we have observed increases in unit volume sales of residential real estate in our markets ranging from 27% to 80% per month in the Naples area and 40% to well over 100% in the Ft. Myers-Cape Coral market. While values have declined markedly during this severe recession, the significant increase in unit sales signals improved buyer interest and increasing liquidity in our residential real estate markets which should begin to stabilize values. While we expect a local economic recovery to be muted and to lag the national recovery, we believe positive signs are beginning to emerge,” commented Thomas J. Longe, Chief Executive Officer and President.

The net loss before dividends and discount accretion on preferred stock for the three months ended December 31, 2009 of $45.1 million was primarily due to the net provision for income taxes of $24.0 million, the provision for loan losses of $16.4 million and a goodwill impairment charge of $5.9 million and compared to net losses of $8.1 million for the third quarter of 2009 and $13.3 million for the fourth quarter of 2008. The fourth quarter 2009 provision for loan losses was due to net charge offs of $19.5 million which include approximately $15.3 million of charge downs on nonaccrual and impaired loans. While the third quarter of 2009 and fourth quarter of 2008 provisions for loan losses were $14.8 million and $15.1 million, respectively, there were no comparable goodwill impairment charges or deferred tax asset valuation allowances required during these periods. The net loss allocated to common shareholders was $45.8 million, or $3.08 per share, for the current quarter, compared to a net loss of $0.59 per share for the third quarter of 2009 and $0.91 for the comparable 2008 quarter.

For the year, the Company’s 2009 net loss totaled $61.5 million, or $4.33 per common share, and reflects a $42.3 million provision for loan losses, a provision for income taxes of $13.5 million and a goodwill impairment charge of $5.9 million. Excluding the impact of securities gains, a gain on a life insurance policy, the impairment of goodwill and the deferred income tax asset valuation allowance, the net loss for 2009 would have been approximately $29.6 million.

“Our losses during this period have stemmed primarily from significant asset valuation adjustments; apparent in provisions for loan losses of $16.4 million for the quarter and $42.3 million for 2009. These charges are a result of the recent significant deflation of real estate values in our market areas and the significant economic contraction over the last three years that has also adversely impacted employment and businesses. Otherwise prudently underwritten credits to formerly creditworthy but now struggling businesses and individual borrowers have proven time and again throughout 2008 and 2009 to result in significant realized losses upon resolution,” stated Longe.

“Additionally, contributing to the loss incurred during the fourth quarter was a $5.9 million goodwill impairment charge resulting from the annual impairment test required by generally accepted accounting principles. The impaired goodwill related primarily to our 2007 acquisition of The Bank of Venice and to a lesser extent the February 2009 acquisition of the operations of the former Riverside Bank of the Gulf Coast in February 2009. As both the valuation allowance and the goodwill impairment charges are non-cash accounting charges, they had no impact on our operations, regulatory capital or liquidity,” said Longe.

The provision for income taxes was recorded as a result of our determination that a 100% valuation allowance against deferred tax assets of $31.6 million was required as of December 31, 2009 of which $30.4 million was recorded as a charge to income and $1.2 million, the portion relating to the change in unrealized losses of securities during 2009, was recorded as a charge to equity through accumulated other comprehensive income as required by generally accepted accounting principles (GAAP). This accounting charge more than offset the tax benefit we recorded during the quarter and full year and resulted in a net provision for income taxes of $24.0 million for the quarter. Our decision to record a valuation allowance of $31.6 million against our deferred tax assets was due primarily to the significant cumulative losses we have incurred over the last three years coupled with the expectation that the capital we intend to raise in early 2010 would likely trigger an Internal Revenue Code provision which would limit the amount of our net operating loss carryforwards and other tax attributes that could be utilized in the future, and thus the amount of deferred tax assets which could be realized in the future. The actual amount of any such limitation will depend upon the facts and circumstances at the time of consummation of the capital offering and may be greater or less than our estimate.

The goodwill impairment charge was due to the decrease in the implied value of the goodwill of TIB Bank as determined by the annual impairment test required by GAAP and reflected the recent further decline in the market value of the Company’s common stock. As a result, all of the goodwill associated with TIB Bank’s acquisitions of The Bank of Venice and the operations of the former Riverside Bank of the Gulf Coast was written off. As of December 31, 2009, only the $622,000 of goodwill associated with the Company’s acquisition of Naples Capital Advisors, Inc., its registered investment advisory subsidiary, remains on the balance sheet.

TIB Financial reported total assets of $1.71 billion as of December 31, 2009, an increase of 6% from December 31, 2008. Total loans declined to $1.20 billion compared to $1.22 billion at December 31, 2008 as a $49.9 million, or 34%, decline in construction and land loans and a $31.9 million, or 39%, decline in indirect auto loans offset growth in the commercial loan and residential loan portfolios. Total deposits of $1.37 billion as of December 31, 2009 increased $233.7 million, or 21%, from December 31, 2008 due principally to the assumption of approximately $317 million of deposits and the operations of nine branches of the former Riverside Bank of the Gulf Coast from the FDIC in February 2009.

“We are continuing to monitor our loan portfolio closely, aggressively moving to resolve our nonperforming assets and working closely with our customers to restructure their obligations when prudent. We are optimistic about the increased and accelerating efficiency and effectiveness with which our dedicated special asset work out team has been able to identify, quantify, and address the potential problems in our loan portfolio. This group’s efforts have enabled the rest of the organization to focus on what they do best, serve our customers, strengthen our banking relationships and expand and improve our current service offerings,” continued Longe.

Significant other developments are outlined below.

•
The net interest margin decreased 10 basis points to 2.76% during the quarter in comparison to 2.86% in the third quarter due primarily to the adverse impact of the level and classification of new non-accrual loans and nonperforming assets during the quarter, which reduced the margin by approximately 25 basis points. Additionally, we maintained a higher level of short-term investments in light of the continuing economic uncertainty, which also reduced the margin.

•
Our special asset workout group was able to work with borrowers to achieve the pay off or pay down of approximately $10.3 million in nonaccrual loans, foreclose or negotiate deeds in lieu of foreclosure for approximately $3.3 million of nonaccrual loans and sell approximately $1.5 million of other real estate owned during the quarter.

•
We continue to focus on relationship-based lending and generated approximately $20 million of new commercial loans and originated $26 million of residential mortgages as well as approximately $6 million in consumer and indirect loans to prime borrowers during the quarter.

•
Naples Capital Advisors and TIB Bank’s trust department continued to establish new investment management and trust relationships, increasing the market value of assets under management by $50 million during 2009 to $146 million as of year end.

•
Our indirect auto loan portfolio declined $5.7 million, or 10%, during the quarter to $50.1 million, or 4% of total loans. Non-performing loans in this business segment decreased to $941,000 in comparison to $1.2 million at September 30, 2009 and charge-offs during the fourth quarter declined to $1.3 million compared to $1.8 million during the third quarter. Additionally, total delinquency of indirect auto loans declined from the third quarter.

Credit Quality
Total nonaccrual loans increased by $6.6 million during the quarter to $72.8 million. Excluding indirect and consumer loans, approximately $38.5 million of loans were placed on nonaccrual during the fourth quarter. Partially offsetting this increase were $10.3 million of net loan principal paid down, $18.1 million of loans charged-down and $3.3 million of loans foreclosed and transferred to other real estate owned.

In response to the increase in non-performing loans, declines in collateral values of other nonperforming and impaired loans, further contraction of economic activity in our local markets and increased net charge-offs, the fourth quarter results include a provision for loan losses of $16.4 million. Total net charge-offs were $19.5 million and include $15.3 million of charge-downs on loans classified as impaired, as of December 31, 2009, based upon updated net realizable values and estimates of anticipated recovery. Due primarily to cumulative write downs of $17.6 million on nonaccrual loans, the reserve for loan losses decreased 9% to $29.1 million and amounted to 2.43% of loans at December 31, 2009.

Loans classified as nonaccrual during the quarter had the following impact on the provision and allowance for loan losses:

•
a $5.5 million loan, collateralized by bay-front land in the Florida Keys, was reviewed and we determined that, based upon the most recent appraisal available, no specific reserve was deemed necessary at this time;

•
one residential housing developer loan relationship, totaling $6.8 million, for which we provided additional reserves of $331,000 during the quarter resulting in allocated specific reserves of $386,000;

•
a $9.8 million loan, collateralized by a hotel, was reviewed and we provided additional reserves of $2.6 million and was subsequently charged down by $2.8 million to $7.0 million during the fourth quarter, resulting in an allocated specific reserve of $245,000 at quarter end;

•	a $3.4 million loan relationship, collateralized by commercial real estate and trade receivables, was reviewed and required a provision and specific reserve allocation of $1.4 million;

•
numerous smaller loans, primarily collateralized by commercial and residential real estate totaling $13.0 million, for which we provided additional reserves of $1.3 million during the quarter resulting in allocated specific reserves of $1.5 million.

Additionally, $5.0 million of the provision for loan losses during the quarter was allocated to increase reserves on other nonaccrual and impaired loans in the current quarter. Such allocations were largely due to loans classified as impaired and our procedures of periodically updating appraisals on nonaccrual and impaired loans. In the aggregate, these allocations were offset by $15.3 million of write downs associated with loans classified as impaired as of December 31, 2009, resulting in a decrease of the ratio of the allowance for loan losses to nonperforming loans to 40%, as of December 31, 2009, from 48% as of September 30, 2009.

Detailed Financial Discussion
The higher net loss, before the preferred dividend, for the fourth quarter of 2009 compared to the net loss for the fourth quarter of 2008 was due to the higher provision for loan losses and non-interest expenses, including a $5.9 million goodwill impairment charge, the income tax expense related to the recognition of a valuation allowance against deferred tax assets under generally accepted accounting principles and was partially offset by higher interest income and non-interest income. TIB Financial’s results of operations during 2009 include the operations of nine former branches of Riverside Bank of the Gulf Coast subsequent to their assumption on February 13, 2009.

Our provision for loan losses of $16.4 million reflects net charge-offs of $19.5 million. As of December 31, 2009, non-performing loans were $72.8 million or 6.08% of loans, an increase from the $66.2 million and 5.39% of loans as of September 30, 2009.

The allowance for loan losses decreased 9% to $29.1 million, comprising 2.43% of total loans. Net charge-offs during the quarter increased to 6.40% of average loans on an annualized basis compared to 2.58% for the prior quarter and reflect the $15.3 million aggregate charge-down of nonaccrual and impaired loans.

The tax equivalent net interest margin of 2.76% for the three months ended December 31, 2009 decreased in comparison with the 2.86% net interest margin reported during the third quarter of 2009.  The decrease is primarily due to the impact of the higher level of non-performing loans and assets during the fourth quarter, the maintenance of higher levels of liquid investment securities and cash equivalents and a change in asset mix resulting in lower volumes of higher yielding loans. The average interest cost of interest bearing deposits declined to 2.01% in the fourth quarter from 2.20% in the third quarter.

Excluding net gains (losses) on investment securities, non-interest income was $2.3 million in the fourth quarter of 2009 compared to $1.5 million for the fourth quarter last year. Higher deposit service charges, fees from the origination and sale of residential mortgages in the secondary market and investment advisory fees also contributed to the increase in non-interest income. The former Riverside operations contributed approximately $421,000 of non-interest income during the period. Net gains from the sale of investment securities were $2.5 million in the fourth quarter compared to a net loss from other than temporary impairment charges on securities of $4.2 million in the prior year fourth quarter.

During the fourth quarter of 2009, non-interest expense increased $6.5 million, or 46%, to $20.6 million compared to $14.1 million for the fourth quarter of 2008. Of this increase, $5.9 million is a result of the write-off of goodwill as a result of the application of the annual goodwill impairment test required by generally accepted accounting principles. Additionally, $1.5 million of non-interest expense is attributed to the assumed former Riverside operations and includes $254,000 of amortization of intangible assets. Excluding the impact of the goodwill impairment charge and the Riverside operations, we were able to reduce overall operating costs by approximately $900,000 in the fourth quarter. Excluding the effect of the former Riverside operations, FDIC insurance costs increased $418,000 due to higher deposit insurance premium rates.

During the fourth quarter of 2009, the Board of Directors of TIB Financial Corp. voted to discontinue the practice of declaring quarterly 1% stock dividends in light of our current common stock market value.  The Board of Directors will continue to evaluate our dividend policy in light of current and expected trends in our financial performance and financial condition.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.7 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $146 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chief Executive Officer and President at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Interest and dividend income	$19,120	$20,327	$20,858	$20,822	$21,223
Interest expense	7,943	8,564	9,164	10,065	10,504
NET INTEREST INCOME	11,177	11,763	11,694	10,757	10,719

Provision for loan losses	16,428	14,756	5,763	5,309	15,101

NON-INTEREST INCOME:
Service charges on deposit accounts	1,009	988	1,202	966	750
Fees on mortgage loans sold	370	340	318	115	154
Investment securities gain (loss), net	2,477	1,127	95	596	(4,221)
Investment advisory and trust fees	297	279	228	193	141
Gain on bank owned life insurance policy	-	1,186	-	-	-
Other income	647	679	489	509	421
Total non-interest income	4,800	4,599	2,332	2,379	(2,755)

NON-INTEREST EXPENSE:
Salaries & employee benefits	6,858	7,288	7,068	7,380	6,078
Net occupancy expense	2,487	2,365	2,438	2,152	2,168
Goodwill impairment charge	5,887	-	-	-	-
Other expense	5,391	5,541	6,652	3,835	5,866
Total non-interest expense	20,623	15,194	16,158	13,367	14,112

Loss before income taxes	(21,074)	(13,588)	(7,895)	(5,540)	(21,249)
Income tax expense (benefit)	24,032	(5,491)	(3,008)	(2,082)	(7,994)
NET LOSS	$(45,106)	$(8,097)	$(4,887)	$(3,458)	$(13,255)
Dividends earned by preferred shareholders and discount accretion	654	650	650	708	165
Net loss allocated to common shareholders	$(45,760)	$(8,747)	$(5,537)	$(4,166)	$(13,420)

NET LOSS PER COMMON SHARE:	$(3.08)	$(0.59)	$(0.37)	$(0.28)	$(0.91)

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Real estate mortgage loans:
Commercial	$680,409	$683,828	$683,763	$666,780	$658,516
Residential	236,945	240,485	222,260	213,037	205,062
Farmland	13,866	13,346	13,497	13,438	13,441
Construction and vacant land	97,424	114,613	139,425	142,175	147,309
Commercial and agricultural loans	69,246	71,789	67,214	65,723	71,352
Indirect auto loans	50,137	55,805	63,243	71,868	82,028
Home equity loans	37,947	38,056	38,100	34,325	34,062
Other consumer loans	10,190	10,305	10,854	11,245	11,549
Total loans	$1,196,164	$1,228,227	$1,238,356	$1,218,591	$1,223,319

Gross loans	$1,197,516	$1,229,631	$1,239,711	$1,220,073	$1,224,975

Net loan charge-offs	$19,461	$8,086	$5,805	$3,604	$9,353
Allowance for loan losses	$29,083	$32,115	$25,446	$25,488	$23,783
Allowance for loan losses/total loans	2.43%	2.61%	2.05%	2.09%	1.94%
Allowance for loan losses excluding specific reserves	$20,043	$17,014	$16,962	$17,541	$17,667
Allowance for loan losses excluding specific reserves/non-impaired loans	1.91%	1.53%	1.49%	1.55%	1.52%
Non-performing loans	$72,833	$66,235	$61,809	$45,647	$39,776
Allowance for loan losses/non-performing loans	40%	48%	41%	56%	60%
Non performing loans/gross loans	6.08%	5.39%	4.99%	3.74%	3.25%
Annualized net charge-offs/average loans	6.40%	2.58%	1.89%	1.19%	3.02%

Total interest-earning assets	$1,604,710	$1,593,287	$1,681,065	$1,731,271	$1,512,909
Other real estate owned	$21,352	$19,582	$7,142	$5,032	$4,323
Other repossessed assets	$326	$473	$431	$407	$601
Goodwill and intangibles, net of accumulated amortization	$7,289	$13,417	$13,806	$14,225	$8,170

Interest-bearing deposits:
NOW accounts	$195,960	$177,955	$180,952	$174,524	$142,291
Money market	214,531	208,919	217,534	204,974	102,486
Savings deposits	122,292	129,021	127,502	114,806	73,832
Time deposits	664,780	643,702	686,594	759,061	688,675
Non-interest bearing deposits	171,821	174,027	182,236	183,095	128,384
Total deposits	$1,369,384	$1,333,624	$1,394,818	$1,436,460	$1,135,668

Tax equivalent net interest margin	2.76%	2.86%	2.78%	2.65%	2.85%
Non-interest expense/tax equivalent net interest income and non-interest income	128.64%	92.56%	114.87%	101.47%	176.36%

Average common shares outstanding	14,834,706	14,828,133	14,815,798	14,801,339	14,793,827
End of quarter shares outstanding	14,887,922	14,888,083	14,895,143	14,895,143	14, 895,143
Total equity	$55,518	$104,302	$111,968	$117,852	$121,114
Book value per common share	$1.42	$4.75	$5.28	$5.69	$5.92
Tangible book value per common share	$0.93	$3.85	$4.35	$4.73	$5.37
Tier 1 capital to average assets	4.1%	5.7%	6.4%	6.9%	8.9%
Tier 1 capital to risk weighted assets	5.7%	7.8%	8.9%	9.1%	11.3%
Total capital to risk weighted assets	8.1%	9.1%	10.1%	10.4%	12.6%

Total assets	$1,705,407	$1,717,622	$1,797,081	$1,836,526	$1,610,114

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended December 31, 2009			Quarter Ended December 31, 2008
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,206,286	$16,483	5.42%	$1,230,518	$18,730	6.06%
Investments	290,285	2,626	3.59%	211,381	2,422	4.56%
Interest bearing deposits	104,970	65	0.25%	35,558	53	0.60%
Federal Home Loan Bank stock	10,447	-	0.00%	11,925	20	0.68%
Fed funds sold and securities purchased under agreements to resell	48	-	0.29%	13,020	36	1.10%
Total interest earning assets	1,612,036	19,174	4.72%	1,502,402	21,261	5.63%
Non-interest earning assets	128,094			93,478
Total assets	$1,740,130			$1,595,880

Interest bearing liabilities:
NOW	$184,765	$281	0.60%	$138,488	$331	0.95%
Money market	208,671	672	1.28%	112,047	521	1.85%
Savings	126,502	593	1.86%	60,831	233	1.52%
Time	663,146	4,449	2.66%	686,324	6,719	3.89%
Total interest-bearing deposits	1,183,084	5,995	2.01%	997,690	7,804	3.11%
Short-term borrowings and FHLB advances	200,408	1,284	2.54%	280,059	1,788	2.54%
Long-term borrowings	63,000	663	4.18%	63,000	912	5.76%
Total interest bearing liabilities	1,446,492	7,942	2.18%	1,340,749	10,504	3.12%

Non-interest bearing deposits	173,783			130,049
Other liabilities	16,182			16,967
Shareholders’ equity	103,673			108,115
Total liabilities and shareholders’ equity	$1,740,130			$1,595,880

Net interest income and spread		$11,232	2.54%		$10,757	2.51%

Net interest margin			2.76%			2.85%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
YEAR TO DATE BALANCES AND YIELDS
 (Dollars in thousands)

	Year Ended December 31, 2009			Year Ended December 31, 2008
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,225,804	$68,960	5.63%	$1,186,839	$77,877	6.56%
Investments	327,963	12,071	3.68%	183,649	8,629	4.70%
Money Market Mutual Funds	31,277	132	0.42%	-	-	0.00%
Interest bearing deposits	50,947	124	0.24%	12,131	104	0.85%
Federal Home Loan Bank stock	11,059	24	0.22%	10,012	350	3.50%
Fed funds sold and securities purchased under agreements to resell	2,940	5	0.17%	55,525	1,374	2.47%
Total interest earning assets	1,649,990	81,316	4.93%	1,448,156	88,334	6.10%
Non-interest earning assets	122,814			93,387
Total assets	$1,772,804			$1,541,543

Interest bearing liabilities:
NOW	$182,398	$1,235	0.68%	$172,520	$2,932	1.70%
Money market	196,469	2,817	1.43%	151,273	3,649	2.41%
Savings	116,956	2,142	1.83%	52,896	669	1.26%
Time	696,606	21,452	3.08%	591,723	25,346	4.28%
Total interest-bearing deposits	1,192,429	27,646	2.32%	968,412	32,596	3.37%
Short-term borrowings and FHLB advances	212,585	5,303	2.49%	242,210	7,450	3.08%
Long-term borrowings	63,000	2,787	4.42%	63,000	3,458	5.49%
Total interest bearing liabilities	1,468,014	35,736	2.43%	1,273,622	43,504	3.42%

Non-interest bearing deposits	173,083			146,158
Other liabilities	17,557			19,196
Shareholders’ equity	114,150			102,567
Total liabilities and shareholders’ equity	$1,772,804			$1,541,543

Net interest income and spread		$45,580	2.50%		$44,830	2.68%

Net interest margin			2.76%			3.10%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

Impaired loans are as follows:

	December 31, 2009	September 30, 2009
Loans with no allocated allowance for loan losses	$60,629	$28,858
Loans with allocated allowance for loan losses	87,823	87,763
Total	$148,452	$116,621

Amount of the allowance for loan losses allocated	$9,040	$15,101

Nonaccrual loans are as follows:

	As of December 31, 2009		As of September 30, 2009
Loan/Collateral Type	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance
Residential	44	$10,738	35	$8,187
Commercial 1-4 family investment	19	8,733	15	14,652
Commercial and agricultural	7	2,454	5	669
Commercial real estate	29	24,392	23	21,025
Land development	13	25,295	8	20,353
Government guaranteed loans	2	143	2	143
Indirect auto, auto and consumer loans	97	1,078	111	1,206
Total		$72,833		$66,235

Nonaccrual Loan Activity (Other Than Indirect Auto and Consumer)

Nonaccrual loans at September 30, 2009	$65,029
Net principal paid down on nonaccrual loans	(10,304)
Charge-downs	(18,128)
Loans foreclosed	(3,292)
Loans placed on nonaccrual	38,450
Nonaccrual loans at December 31, 2009	$71,755

An expanded analysis of the more significant loans classified as nonaccrual during the fourth quarter of 2009 and remaining classified as of December 31, 2009, is as follows:

Significant Nonaccrual Loans (Other Than Indirect Auto and Consumer)
(Dollars in thousands)
Collateral Description	Original Loan Amount	Original Loan to Value (Based on Original Appraisal)	Current Loan Amount	Specific Allocation of Reserve in Allowance for Loan Losses at December 31, 2009	Amount Charged Against Allowance for Loan Losses During the Quarter Ended December 31, 2009	Impact on the Provision for Loan Losses During the Quarter Ended December 31, 2009 (1)
Arising in Fourth Quarter 2009
Commercial 1-4 family residential SW Florida	$2,175	66%	$1,520	$647	$163	$97
Vacant land SW Florida	5,826	60%	5,450	191	61	121
Commercial 1-4 family residential SW Florida	1,933	73-83%	1,391	195	259	210
Commercial real estate, business assets and accounts receivable	3,392	80%	3,358	1,438	-	1,438
Luxury boutique hotel in SW Florida	9,775	88%	7,000	245	2,775	2,608
Bayfront land in FL Keys	5,622	54%	5,459	-	-	-
Numerous smaller balance primarily 1-4 family residential and commercial real estate loans			8,169	851	1,154	1,185

		Total	$32,347	$3,567	$4,412	$5,659

Nonaccrual Prior to Fourth Quarter 2009 Remaining on Nonaccrual at December 31, 2009

Commercial 1-4 family residential	$3,778	72-78%	$3,401	$273	$-	$(229)
Mixed use – developer	3,602	80%	2,300	-	1,363	18
Commercial real estate	1,720	78%	1,676	-	-	-
Commercial real estate	1,408	80%	940	75	360	73
Residential 1-4 family home	1,008	80%	665	53	336	-
Vacant land – residential development	10,000	61%	5,385	188	4,615	(196)
Two restaurants SW Florida	5,099	57-70%	4,949	717	-	352
Two office buildings – developer	4,807	75%	2,200	176	2,485	2,286
Vacant land – residential development	4,750	42%	4,750	-	-	-
Office Building	1,118	66%	1,118	20	-	20
Numerous smaller balance primarily 1-4 family residential and commercial real estate loans			12,024	775	1,438	531
			$39,408	$2,277	$10,597	$2,855
		Total	$71,755	$5,844	$15,009	$8,514

(1)	Impact on the provision for loan losses during the quarter represents the increase (decrease) in specific reserves.

TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

OREO Activity

OREO as of September 30, 2009	$19,582
Real estate acquired	3,292
Write-down of value	(392)
Transfer to facilities used in operations	-
Property sold	(1,473)
Other	343
OREO as of December 31, 2009	$21,352

OREO Analysis as of December 31, 2009
Property Description	Original Loan Amount	Original LTV	Carrying Value at December 31, 2009
Seven developed commercial lots	$13,500	50%	$9,422
Six 1-4 family residential condominiums (new construction)	7,066	72%	4,939
Luxury 1-4 family residence in Southwest Florida	2,493	67%	2,494
Commercial real estate (3 loans)			2,243
Other land (4 lots – 3 loans)			1,611
Other 1-4 family residential (3 loans)			643
		Total	$21,352